Exhibit 107

Calculation of Filing Fee Tables

Form S-8

VYNE THERAPEUTICS INC.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	457(c) and 457(h)	500,000(1)(2)	$2.25(3)	$1,125,000(3)	0.00014760	$166.05
Total Offering Amounts					$1,125,000		$166.05
Total Fee Offsets							–
Net Fee Due							$166.05

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of common stock, par value $0.0001 per share (“Shares”), of VYNE Therapeutics Inc. (the “Registrant”) that become issuable under the Registrant’s 2024 Inducement Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents the maximum number of Shares reserved for issuance under the Inducement Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The proposed maximum offering price per share and aggregate offering price are calculated on the basis of $2.25, the average of the high and low price of the Registrant’s Shares as reported on the Nasdaq Capital Market on February 29, 2024.